Exhibit 8.1

Texas New York Washington, DC Connecticut Seattle Dubai London	Bracewell & Giuliani LLP 711 Louisiana Street Suite 2300 Houston, Texas 77002-2770 713.223.2300 Office 713.221.1212 Fax bgllp.com

February 12, 2014

BancorpSouth, Inc.

One Mississippi Plaza

201 South Spring Street

Tupelo, Mississippi 38804

Ladies and Gentlemen:

We have acted as special counsel to BancorpSouth, Inc., a Mississippi corporation (“BancorpSouth”), in connection with the preparation and filing of Registration Statement No. 333-            on Form S-4, as amended (the “Registration Statement”), filed by BancorpSouth, with the Securities and Exchange Commission (the “Commission”) on the date hereof, pursuant to the Securities Act of 1933, as amended (the “Act”). The Registration Statement relates to the merger of Ouachita Bancshares Corp., a Louisiana corporation (“Ouachita Bancshares”), with and into BancorpSouth, with BancorpSouth surviving (the “Merger”) pursuant to the Agreement and Plan of Reorganization dated as of January 8, 2014 (the “Agreement”), by and between BancorpSouth and Ouachita Bancshares.

In rendering this opinion, we have examined and relied upon the accuracy and completeness of the facts, information, covenants and representations contained in originals or copies, certified or otherwise identified to our satisfaction, of the Agreement, the Registration Statement, and such other documents and records as we have deemed necessary and relevant for purposes of this opinion. In addition, we have expressly relied upon certain representations made to us by officers of BancorpSouth and Ouachita Bancshares. If any statements contained in the Agreement are not true and accurate, or if any representations made to us are not true and accurate, then we express no opinion to the extent the subject matter of this opinion is affected thereby. We have assumed the genuineness of all signatures, the authenticity of all documents and records submitted to us as originals, the conformity to authentic original documents and records of all documents and records submitted to us as copies, and the truthfulness of all statements of fact contained therein. Unless otherwise defined herein, capitalized terms used herein shall have the meanings ascribed thereto in the Agreement.

This opinion is based on the current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder, pertinent judicial authorities, published pronouncements of the Internal Revenue Service and such other authorities as we have considered necessary and relevant. There can be no assurance that the legal authorities upon which this opinion is based will not be modified, revoked, supplemented, amended, revised, reversed or overruled. We assume no obligation to update or supplement this opinion to reflect changes in such legal authorities.

BancorpSouth, Inc.

February 12, 2014

Based on the foregoing and subject to the limitations and assumptions set forth herein, and having due regard for such legal considerations as we deem relevant, we are of the opinion that the Merger, when consummated in accordance with the terms of the Agreement and Registration Statement, will qualify as a reorganization within the meaning of Section 368(a) of the Code. In addition, the descriptions of the law and the legal conclusions contained in the Registration Statement under the heading “Material United States Federal Income Tax Consequences” are correct in all material respects, and the discussion thereunder represents an accurate summary of the U.S. income tax consequences of the Merger that are material to the U.S. shareholders of Ouachita Bancshares.

This opinion letter is limited to the matters set forth herein, and no opinions are intended to be implied or may be inferred beyond those expressly stated herein. We have not addressed any other federal income tax consequences of the Merger other than those specifically set forth herein, and we have not considered any matters (including state, local, or foreign tax consequences) arising under the laws of any jurisdiction other than matters of federal law arising under the laws of the United States as expressly set forth herein. This opinion is being furnished solely for the benefit of BancorpSouth in connection with the filing of the Registration Statement and may not be used or relied upon by any other party or for any other purpose. Although this opinion represents our best legal judgment, it has no binding effect or official status of any kind, and there can be no assurance that the Internal Revenue Service will not take a contrary position or that a court would agree with our opinion if litigated. This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of the subsequent changes of the matters stated, represented or assumed herein or any subsequent changes in applicable law, regulations or interpretations thereof.

We hereby consent to the filing of this opinion with the Commission as Exhibit 8.1 to the Registration Statement and to the reference to our firm in the joint proxy statement/prospectus forming a part of the Registration Statement. By giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Bracewell & Giuliani LLP

Bracewell & Giuliani LLP